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                                  Exhibit D(1)

                                     AMENDED
                          INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT, entered into this 31st day of January, 2003 between Northwestern Mutual Series Fund, Inc., a Maryland corporation (the "Fund"), Mason Street Advisors, LLC, a Wisconsin limited liability company ("MSA") and The Northwestern Mutual Life Insurance Company, a Wisconsin life insurance company ("Northwestern Mutual Life") (MSA and Northwestern Mutual Life being hereinafter collectively referred to as the "Manager").

     WHEREAS, the Fund is a series company as contemplated by the Investment Company Act of 1940 and currently has fifteen portfolios, each of which is represented by a separate class of capital stock, and one of which is subject to this agreement: Large Cap Core Stock Portfolio (the "Portfolio"); and

     WHEREAS, the Fund and Manager wish to enter into an agreement setting forth the terms on which the Manager will perform certain services for the Fund and the Portfolio.

     NOW, THEREFORE, it is mutually agreed as follows:

     1. The Fund hereby employs the Manager to manage the investment and reinvestment of the assets of the Portfolio, to determine the composition of the assets of the Portfolio, including the purchase, retention or sale of the securities and cash contained in the Portfolio and to administer the affairs of the Portfolio, subject to the supervision of the Board of Directors of the Fund, for the period and on the terms in this Agreement set forth. The Manager will perform its duties in accordance with the investment objectives and policies of the Portfolio as stated in the Fund's Articles of Incorporation, By-laws and Registration Statement and amendments thereto filed with the Securities and Exchange Commission and in resolutions adopted by the Fund's Board of Directors. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     2. The Manager, at its own expense, shall furnish to the Fund office space in the offices of the Manager or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the affairs and investments and keeping the books of the Fund, and shall arrange, if desired by the Fund, for members of the Manager's organization to serve without salaries from the Fund as officers or agents of the Fund. The Manager assumes and shall pay or reimburse the Fund for the compensation (if any) of the directors and officers of the Fund as such, and all expenses not hereinafter specifically assumed by the Fund incurred by the Manager or by the Fund in connection with the management of the investment and reinvestment of the assets of the Portfolio and the administration of the affairs of the Portfolio. The Portfolio assumes and shall pay charges and expenses of any custodian or depository appointed by the Portfolio for the safekeeping of its cash, securities and other property; charges and expenses of independent auditors; charges and expenses of any transfer

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agents and registrars appointed by the Portfolio; the cost of stock certificates representing shares of the Portfolio; fees and expenses involved in registering and maintaining registration of the Portfolio and of its shares with the Securities and Exchange Commission (including the preparation and printing of prospectuses for filing with the Commission); all expenses of shareholders' and directors' meetings and of preparing and printing reports to shareholders; charges and expenses of legal counsel in connection with the Portfolio's corporate existence, corporate and financial structure and relations with its shareholders; broker's commissions and issue and transfer taxes, chargeable to the Portfolio in connection with securities transactions to which the Portfolio is a party; and all taxes payable by the Portfolio to federal, state or other governmental agencies, including foreign taxes.

     In connection with purchases or sales of portfolio securities for the account of the Portfolio, neither the Manager nor any of its directors, officers or employees will act as a principal or receive any commission as agent.

     The services of the Manager to the Fund hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

     3. For the services to be rendered and the charges and expenses assumed and to be paid by the Manager as provided in paragraph 2 hereof, the Portfolio shall pay to the Manager compensation at the annual rate of sixty one-hundredths of one percent of the current value of the first $50 million of the net assets of the Portfolio, fifty one-hundredths of one percent of the current value of the next $50 million of such assets and forty one-hundredths of one percent of the current value of such assets which exceed $100 million. Such compensation shall be payable at such intervals, not more frequently than monthly and not less frequently than quarterly, as the Board of Directors of the Fund may from time to time determine and specify in writing to the Manager. Such compensation shall be calculated on the basis of the aggregate of the averages of all the valuations of the net assets of the Portfolio made as of the close of business on each valuation day during the period for which such compensation is paid.

     Such compensation shall be charged to the Portfolio on each valuation day. The amount of the Portfolio's share of the compensation will be deducted on each valuation day from the value of the Portfolio prior to determining the Portfolio's net asset value for the day and shall be transmitted or credited to the Manager.

     4. The Portfolio shall cooperate with the Manager in the registration or qualification of its shares with the Securities and Exchange Commission and with the securities commissions and departments of such states as shall be selected by the Manager for qualification of the shares of the Portfolio. The Portfolio shall use its best efforts to maintain such registration and qualifications.

     5. The Fund shall cause the books and accounts of the Portfolio to be audited at least once each year by a reputable independent public accountant or organization of public accountants who shall render a report to the Fund.

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     6.   Subject to the Articles of Incorporation of the Fund and of the
Manager respectively, it is understood that directors, officers, employees, agents and stockholders of the Fund are or may be interested in the Manager (or any successor thereof) as directors, officers, employees, agents, or stockholders, or otherwise, that directors, officers, agents and stockholders of the Manager are or may be interested in the Fund as directors, officers, employees, agents or stockholders or otherwise, that the Manager (or any such successor) is or may be interested in the Fund as stockholder or otherwise.

     7. This Agreement shall continue in effect so long as its continuance is specifically approved at least annually by the vote of a majority of those directors of the Fund who are not parties to the Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by either a majority of the Board of Directors of the Fund or a majority of the outstanding voting securities of the Portfolio (as defined in the Investment Company Act of 1940). Shareholder approval shall be effective with respect to any Portfolio vote for the approval, notwithstanding that a majority of the outstanding voting securities of the Fund or of the other portfolios have not voted for approval. This agreement shall terminate 150 days after the date hereof unless it has earlier been approved by a majority of the Large Cap Core Stock Fund's outstanding voting securities.

     This Agreement may at any time be terminated without the payment of any penalty either by vote of the Board of Directors of the Fund or by vote of the majority of the voting securities of the Portfolio, on sixty days' written notice to the Manager. This Agreement may also be terminated by the Manager on ninety days' written notice to the Fund. This Agreement shall immediately terminate in the event of its assignment (as defined in the Investment Company Act of 1940). Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     8. Notwithstanding any other provision of this Agreement, the Fund and the Manager hereby authorize MSA to employ an investment sub-adviser for the purpose of providing investment management services for the Portfolio pursuant to this Agreement, provided, however, that (1) the compensation to be paid to such investment sub-adviser shall be the sole responsibility of the Manager, (2) the duties and responsibilities of the investment sub-adviser shall be as set forth in a sub-advisory agreement including MSA and the investment sub-adviser as parties, (3) such sub-advisory agreement shall be adopted and approved in conformity with the applicable laws and regulations, and (4) such sub-advisory agreement may be terminated at any time by MSA, the Board of Directors of the Fund, or by a majority vote of the Portfolio's outstanding voting securities on not more than 60 days' written notice to the sub-adviser.

     9. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved, with respect to the Portfolio, by vote of a majority of the outstanding voting securities of the Portfolio (as defined in the Investment Company Act of 1940) as provided in paragraph 7.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


Attest:                                    NORTHWESTERN MUTUAL SERIES FUND, INC.

/s/ MERRILL C. LUNDBERG                    By /s/ EDWARD J. ZORE
-----------------------------------           ----------------------------------
Merrill C. Lundberg, Secretary                Edward J. Zore, President


Attest:                                    MASON STREET ADVISORS, LLC

/s/ MERRILL C. LUNDBERG                    By /s/ MARK G. DOLL
-----------------------------------           ----------------------------------
Merrill C. Lundberg, Assistant                Mark G. Doll, President
Secretary


Attest:                                    THE NORTHWESTERN MUTUAL LIFE
                                           INSURANCE COMPANY

/s/ MERRILL C. LUNDBERG                    By /s/ EDWARD J. ZORE
-----------------------------------           ----------------------------------
Merrill C. Lundberg, Assistant                Edward J. Zore, President
Secretary